EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

(14939 Metcalf Avenue, Overland Park, Kansas 66223)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of June 8, 2026 (the “Effective Date”), by and between 14939 METCALF AVE., LLC, a Texas limited liability company (“Seller”), and MEDALIST DIVERSIFIED, INC., a Maryland corporation, or its assigns (collectively, “Buyer”). Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of certain real property located at 14939 Metcalf Avenue, Overland Park, Kansas 66223, consisting of approximately 1.64 acres of land improved with a one-story automotive service building of approximately 16,100 square feet commonly known as the Caliber Collision, Overland Park, Kansas facility, as more particularly described on Exhibit A attached hereto (the “Land”);

WHEREAS, the Land is subject to that certain lease between Seller (or its predecessor in interest), as landlord, and Caliber Holdings, LLC d/b/a Caliber Collision, as tenant, dated August 5, 2021, amended on December 1, 2022, and guaranteed by Wand Newco 3, Inc., a Delaware corporation (collectively the “Lease”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.Purchase and Sale of Property.  Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):
1.1	the Land and all improvements thereon (collectively, the “Real Property”);
1.2	all rights, privileges, easements and appurtenances pertaining to the Real Property, including, without limitation, all of Seller’s right, title and interest, if any, in and to all adjacent streets, alleys, strips, gores, mineral rights and rights-of-way (collectively, the “Appurtenances”);
1.3	all tangible personal property owned by Seller, if any, located on the Real Property and used exclusively in connection with the ownership, operation or maintenance of the Real Property, but expressly excluding any property owned by tenants, contractors, vendors, agents or others (collectively, the “Personal Property”);
1.4	Seller’s right, title and interest as landlord under the Lease, together with all guaranties thereof, and all unapplied refundable security deposits (if any) held by Seller thereunder; and

1.5	solely to the extent assignable without cost or consent (or for which any required consent has been obtained and cost has been paid by Buyer), Seller’s right, title and interest in and to any (i) licenses, permits, certificates of occupancy and governmental approvals issued with respect to the Real Property, (ii) plans, specifications and warranties relating to the Real Property, and (iii) reciprocal easement agreements affecting the Real Property (collectively, the “Intangible Property”). The Intangible Property is conveyed “AS-IS, WHERE-IS” and without representation or warranty, except as expressly set forth in Section 9.
2.Purchase Price.  The total purchase price for the Property shall be FIVE MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($5,800,000.00) (the “Purchase Price”), payable as follows:
2.1	Initial Earnest Money. Within three (3) Business Days after the Effective Date, Buyer shall deposit ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) (the “Initial Earnest Money”) by wire transfer of immediately available funds with Fidelity National Title, Phoenix National Commercial Services, 1 E. Washington Street, #450, Phoenix, AZ 85004, Attn: Shannon Mooring Shannon.mooring@fnf.com (the “Title Company” or “Escrow Agent”), to be held in an interest-bearing escrow account pursuant to escrow instructions consistent with this Agreement. The Initial Earnest Money, together with the Extension Deposit (if and when made) and all interest accrued thereon, are collectively referred to herein as the “Earnest Money.” Buyer’s failure to timely deposit the Initial Earnest Money shall be a material default by Buyer entitling Seller to terminate this Agreement immediately upon notice so long as such notice is delivered after the three (3) Business Day period above and prior to Escrow Agent’s receipt of the Initial Earnest Money.
2.2	Balance at Closing. At Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds, the Purchase Price less the Earnest Money (which shall be credited against the Purchase Price) and as adjusted by the prorations and adjustments contemplated by this Agreement.
3.Closing Date.  The closing of the purchase and sale of the Property (the “Closing”) shall occur through an escrow with the Title Company on July 28, 2026 (the “Scheduled Closing Date”), or such earlier date as the Parties may mutually agree in writing; provided, however, in no event shall the Closing Date occur earlier than July 27, 2026. The Scheduled Closing Date, as the same may be extended pursuant to Sections 3.1 or 3.2, is referred to herein as the “Closing Date.”
3.1	Buyer Extension. Buyer shall have a one-time option to extend the Scheduled Closing Date by thirty (30) calendar days by (i) delivering written notice to Seller not later than fifteen (15) days prior to the Scheduled Closing Date; and (ii) depositing with the Escrow Agent, contemporaneously with such notice, an additional ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) of earnest money (the “Extension Deposit”). The Extension Deposit shall (a) be non-refundable to Buyer under all circumstances, except in the event of a Seller default that has not been timely cured, or as otherwise expressly provided in this Agreement; (b) be deemed part of the Earnest Money for all purposes (including as liquidated damages under Section 17.1); and (c) be applied to the Purchase Price at Closing if Closing occurs.

3.2	Seller Extension for 1031 Exchange. Seller shall have a one-time option, exercisable by written notice to Buyer delivered not later than fifteen (15) days prior to the then-scheduled Closing Date, to extend the Closing Date by up to thirty (30) calendar days in order to identify and coordinate a replacement property in connection with Seller’s Section 1031 like-kind exchange.
3.3	Time of the Essence. Time is of the essence with respect to the Closing Date and each other deadline set forth in this Agreement.
4.Due Diligence Period
4.1	Seller Deliveries. Within three (3) Business Days after the Effective Date, Seller shall make available to Buyer (via electronic data room, email or other electronic means selected by Seller) those documents listed on Exhibit B to the extent the same are in Seller’s actual possession or reasonable control and have not been previously delivered to Buyer (the “Seller Deliveries”). Seller makes no representation or warranty as to the accuracy or completeness of any Seller Deliveries except as expressly set forth in Section 9, and any third-party reports are delivered without representation or warranty as to their contents. Seller shall have no obligation to deliver (i) any internal appraisals, valuations or financial analyses, (ii) any privileged or confidential communications, (iii) any tax returns of Seller or its affiliates, or (iv) any document subject to a confidentiality obligation owed to a third party.

Notwithstanding the foregoing, Seller’s failure to timely deliver the Seller Deliveries as required above shall not constitute a Seller default, but such failure shall serve to automatically extend the Due Diligence Period one day for each day delivery of the Seller Deliveries is delayed.

4.2	Due Diligence Period. Buyer shall have a period commencing on the Effective Date and expiring at 5:00 p.m. (Central Time) on the date that is thirty (30) calendar days after the Effective Date (the “Due Diligence Period”) within which to inspect the Property and conduct such investigations as Buyer deems appropriate, subject to the terms and conditions of this Section 4. If Buyer fails to provide Seller with prompt written notice within five (5) Business Days following Buyer’s receipt of any item of the Seller Deliveries identifying any item asserted to be missing, the Seller Deliveries shall be deemed complete and the Due Diligence Period shall commence as of the Effective Date. Buyer’s right to extend, restart or toll the Due Diligence Period based on alleged incomplete deliveries shall be conditioned upon such timely written notice.
4.3	Inspections; Insurance; Indemnity. Subject to the rights of the tenant under the Lease and not less than two (2) Business Days’ prior written notice to Seller (which may be given by email), Buyer and its authorized representatives may enter upon the Real Property during reasonable business hours to perform non-invasive physical inspections. Buyer shall not perform any invasive testing (including, without limitation, any Phase II environmental testing, borings, sampling or destructive testing) without Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion. Seller shall have the right to have a representative present during any inspection, but the absence of such representative shall not prohibit Buyer from proceeding with any inspection authorized under this Section. Buyer shall not communicate with the tenant under the Lease concerning the Property without Seller’s prior written consent and the participation of a Seller representative. Prior to any entry on the Real Property, any persons or entities conducting due diligence on behalf of Buyer (or Buyer, but only if Buyer elects to enter onto the Property) shall deliver to Seller certificates of insurance evidencing it’s applicable contractor’s and consultant’s commercial general liability insurance with a per-occurrence limit of not less than $2,000,000 and a general aggregate limit of not less than $5,000,000, naming Seller and the tenant under the Lease as additional insureds. Buyer shall promptly restore the Real Property to its condition existing immediately prior to such inspection. Buyer hereby agrees to indemnify, defend and hold harmless Seller, its affiliates and their respective members, partners, directors, officers, employees, agents and the tenant under the Lease from and against any and all claims, liens, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to Buyer’s or its representatives’ entry upon or inspection of the Real Property; provided, however, that the foregoing indemnity shall not extend to (a) the mere discovery (as opposed to release or exacerbation) of any pre-existing condition; or (b) the negligence or willful misconduct of Seller. This Section 4.3 shall survive Closing and any termination of this Agreement.
4.4	Termination Right. If, at any time prior to the expiration of the Due Diligence Period, Buyer determines, in its sole and absolute discretion, that the Property is unsuitable for Buyer’s purposes, or for any other reason or no reason, Buyer may terminate this Agreement by delivering written notice of termination to Seller and Escrow Agent prior to the expiration of the Due Diligence Period (a “DD Termination Notice”). Upon timely delivery of a DD Termination Notice: (i) the Escrow Agent shall refund the Earnest Money to Buyer, (ii) Buyer shall promptly return to Seller (or destroy and confirm such destruction in writing) all Seller Deliveries and shall deliver to Seller (AS-IS and without representations or warranties of any kind including, without limitation, representations or warranties with respect to completeness, accuracy, or reliance) copies of all third-party prepared reports, studies, surveys and other materials paid for by Buyer in connection with its inspections (excluding privileged materials and internal analyses), and (iii) neither Party shall have any further obligation hereunder, except those obligations that expressly survive termination of this Agreement. If Buyer fails to deliver a DD Termination Notice strictly within the Due Diligence Period, Buyer shall be deemed to have waived its right of termination under this Section 4.4, and the Earnest Money shall thereafter be non-refundable to Buyer except in the event of a Seller default that is not timely cured or as otherwise expressly provided in this Agreement.
5.Title and Survey
5.1	Title Commitment. Buyer, at Buyer’s cost, shall obtain from the Title Company a current commitment for an ALTA owner’s policy of title insurance for the Real Property (the “Title Commitment”), together with legible copies of all recorded exception documents. Seller shall reasonably cooperate in providing the Title Company with such information regarding Seller as is reasonably necessary to issue the Title Commitment and Title Policy.
5.2	Survey. Buyer, at Buyer’s cost, may cause to be prepared an ALTA/NSPS land title survey of the Real Property (the “Survey”) certified to Buyer, Buyer’s lender (if any) and the Title Company.
5.3	Title and Survey Review. On or before the date that is fifteen (15) calendar days after the later of (i) Buyer’s receipt of the Title Commitment and (ii) Buyer’s receipt of the Survey (such later date, the “Title Review Deadline”), Buyer shall deliver written notice (an “Objection Notice”) to Seller identifying any matters disclosed by the Title Commitment or the Survey that are objectionable to Buyer. Buyer’s failure to deliver an Objection Notice on or before the Title Review Deadline shall be deemed Buyer’s irrevocable acceptance of all matters disclosed thereby, and all such matters shall constitute Permitted Encumbrances.
5.4	Seller’s Election; No Cure Obligation. Within ten (10) Business Days following Seller’s receipt of an Objection Notice, Seller shall deliver written notice (a “Seller Response”) to Buyer stating, in Seller’s sole and absolute discretion, whether Seller elects to attempt to cure any or all of the objections set forth in the Objection Notice. Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation whatsoever to cure any title or survey matter, except that Seller shall be obligated, on or before Closing, to cause to be released, satisfied or otherwise removed from title (such items, the “Mandatory Cure Items”): (i) any mortgage, deed of trust or other monetary lien voluntarily granted, suffered or created by or through Seller securing borrowed money; (ii) any mechanic’s, materialman’s, judgment or tax lien encumbering the Property in a liquidated amount; and (iii) any title exception caused by the affirmative act of Seller occurring after the Effective Date in violation of this Agreement. Seller may satisfy its obligation to cure Mandatory Cure Items by causing the Title Company to insure over them on terms reasonably acceptable to Buyer. Seller’s failure to deliver a Seller Response within the foregoing period shall be deemed an election not to cure (other than Mandatory Cure Items).
5.5	Buyer’s Election. If Seller elects (or is deemed to have elected) not to cure any objection (other than Mandatory Cure Items), Buyer shall, by written notice delivered to Seller within five (5) Business Days following Buyer’s receipt of the Seller Response (or, if no Seller Response is delivered, within five (5) Business Days following the expiration of the period for delivery of the Seller Response), elect either to (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer and neither Party shall have any further obligation hereunder except for those that expressly survive termination, or (b) waive such objections and proceed to Closing, in which event the waived matters shall be deemed Permitted Encumbrances. Buyer’s failure to timely so elect shall be deemed an election under clause (b).
5.6	Permitted Encumbrances. The term “Permitted Encumbrances” means, collectively: (i) the Lease and rights of tenants thereunder, as tenants only and without any option, right of first refusal or right of first offer to purchase except as expressly disclosed to Buyer in writing; (ii) all matters shown on the Title Commitment or Survey that are not timely objected to or that are waived (or deemed waived) by Buyer; (iii) real estate taxes and special assessments not yet due and payable as of Closing; (iv) zoning laws, ordinances and regulations not violated by the existing improvements or current use; (v) the standard pre-printed exceptions of the Title Company that are not deleted or modified at Buyer’s sole cost; (vi) any matters arising by, through or under Buyer; and (vii) those items enumerated on Exhibit B.
6.Prorations and Adjustments
6.1	Items Prorated. All items of income and expense for the Property shall be prorated between Seller and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Cut-Off Time”), with Buyer being deemed the owner of the Property as of the Closing Date. The Lease is a triple-net lease and substantially all operating expenses are payable directly by the tenant;

accordingly, prorations under this Section 6 shall be limited to (i) real and personal property taxes, (ii) base rent and additional rent under the Lease (and reconciliations thereof), and (iii) such other items as the Parties may agree.
6.2	Real Estate Taxes. Real and personal property taxes and assessments imposed by any governmental authority shall be prorated on a calendar-year basis as of the Cut-Off Time. If actual tax bills for the year of Closing are not available at Closing, taxes shall be prorated using the most recent ascertainable tax bills, and the Parties shall re-prorate upon receipt of the actual bills. To the extent the tenant under the Lease is obligated to pay real estate taxes directly to the taxing authority or to reimburse the landlord therefor, no proration shall be made for such taxes, and Buyer shall look solely to the tenant for collection of such amounts.
6.3	Rents. Base rent and additional rent under the Lease that has been collected by Seller for the month of Closing shall be prorated as of the Cut-Off Time. Any rent that is delinquent as of Closing shall not be prorated, and Seller shall retain the right to collect such delinquent rent directly from the tenant; provided that Seller shall not commence litigation or seek to terminate the Lease in connection with the collection of any pre-Closing delinquent amounts. Rent collected after Closing shall be applied first to rent then-currently due, second to rent due for the month of Closing, and finally to pre-Closing arrearages, with payments allocable to pre-Closing periods being promptly remitted to Seller.
6.4	Reconciliation. Year-end reconciliations of additional rent, operating expense pass-throughs, and similar items relating to periods straddling the Closing Date shall be performed by Buyer after Closing in the ordinary course, with the results thereof equitably apportioned between Seller and Buyer as of the Cut-Off Time and any net amount owed remitted by the owing Party within thirty (30) days following determination. This Section 6 shall survive Closing for a period of three (3) months.
7.Buyer’s Closing Conditions.  Buyer’s obligation to consummate the Closing is subject to the satisfaction (or written waiver by Buyer) of each of the following conditions as of the Closing Date:
7.1	Seller shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with at or prior to Closing;
7.2	Seller’s express representations and warranties set forth in Section 9 shall be true and correct as of the Closing Date;
7.3	The Title Company shall be irrevocably committed to issue the Title Policy to Buyer, subject only to the Permitted Encumbrances, upon recordation of the Deed and payment of the Title Policy premium;
7.4	Buyer shall have received the Tenant Estoppel Certificate (as defined below), subject to and in accordance with Section 12; and
7.5	There shall be no injunction or order of any court or governmental authority prohibiting consummation of the transactions contemplated hereby.

If any condition set forth in this Section 7 is not satisfied or waived by Buyer as of the Closing Date (other than due to a Buyer default), Buyer’s sole and exclusive remedy shall be either (i) to waive such condition and proceed to Closing; (ii) extend the Closing Date by fifteen (15) days by written notice to Seller to allow additional time for the outstanding condition to be satisfied; or (iii) to terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be refunded to Buyer, and (unless the failure of such condition constitutes a Seller default, in which case Section 17.2 shall govern) neither Party shall have any further obligation hereunder other than those that expressly survive termination.  If Buyer elects to extend the Closing Date pursuant to (ii) above, at the end of such extension Buyer must elect either option (i) or (iii) above.

8.Seller’s Closing Conditions.  Seller’s obligation to consummate the Closing is subject to the satisfaction (or written waiver by Seller) of each of the following conditions as of the Closing Date:
8.1	Buyer shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with at or prior to Closing, including timely payment of the Purchase Price;
8.2	Buyer’s express representations and warranties set forth in Section 10 shall be true and correct as of the Closing Date; and
8.3	There shall be no injunction or order of any court or governmental authority prohibiting consummation of the transactions contemplated hereby.
9.Seller’s Representations and Warranties.  Subject to the limitations and qualifications set forth in this Section 9, Seller represents and warrants to Buyer, as of the Effective Date and again as of the Closing Date, as follows:
9.1	Organization and Authority. Seller is duly organized, validly existing and in good standing under the laws of the state of its formation, and Seller has all requisite power and authority to enter into and perform this Agreement.
9.2	Approvals. Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and no other authorization or approvals, whether of governmental bodies or otherwise, will be necessary to enable Seller to enter into or comply with the terms of this Agreement.
9.3	No Conflicts. This Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller. The execution, delivery and performance by Seller of this Agreement do not conflict with or constitute a default under Seller’s organizational documents or any contract, document, understanding, indenture, agreement or other instrument to which Seller is a party.
9.4	Title. Other than the Permitted Exceptions, Seller owns good and marketable fee simple title to the Property, and except for the tenant under the Lease, there are no parties other than Seller with any interest in the Property (e.g., marital, homestead, option to purchase, right of first refusal, right of first offer, leasehold, license, or otherwise); and except for the tenant under the Lease, Seller is in sole and exclusive possession of the Property and no person or entity claims any right of possession to all or any portion thereof.
9.5	FIRPTA. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.
9.6	OFAC. Seller is not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Office of Foreign Assets Control or (ii) a Person with whom U.S. Persons are prohibited from engaging in transactions under applicable anti-terrorism, anti-money laundering or economic sanctions laws.
9.7	Litigation. To Seller’s Knowledge, there is no pending or threatened litigation, arbitration or condemnation proceeding against Seller affecting the Property that would, if determined adversely, have a material adverse effect on the Property or Seller’s ability to perform its obligations hereunder.
9.8	Bankruptcy. There is no receivership, or voluntary or, to Seller’s knowledge, involuntary proceeding in bankruptcy or pursuant to any other debtor relief laws, pending by or against Seller.
9.9	Lease. Attached as Exhibit C is a true and complete list of all leases affecting the Real Property as of the Effective Date. To Seller’s Knowledge, the Lease is in full force and effect and, except as may be disclosed in the Seller Deliveries or in any tenant estoppel certificate, Seller has neither given nor received any written notice of an uncured material default under the Lease that remains outstanding as of the Effective Date. To Seller’s knowledge, there are no leases, license agreements, occupancy agreements or tenancies, written or oral, for any portion of the Real Property other than the Lease. There are no outstanding tenant concessions, tenant improvement costs and leasing commissions or fees with respect to the Lease, excluding with respect to any unexercised renewal or extension term(s) under the Lease.
9.10	Service Contracts. There are no service, maintenance or similar contracts affecting the Property that will be binding on Buyer after Closing or that are not otherwise terminable without penalty on not more than thirty (30) days’ written notice (the “Service Contracts”). To Seller’s Knowledge, no party is in material default with respect to its obligations or liabilities under any of the Service Contracts. On or before Closing, Seller shall terminate, effective as of Closing, any Service Contracts that Buyer elects in writing not to assume by written notice delivered prior to the expiration of the Due Diligence Period.
9.11	Notices. Seller has not received written notice from any governmental authority of any (i) currently uncured violation of any applicable law, rule or regulation affecting the Real Property, (ii) pending special assessments not disclosed in the Title Commitment, or (iii) pending condemnation actions affecting the Real Property.
9.12	Hazardous Materials. Except as disclosed in any environmental report furnished to Buyer or otherwise disclosed in writing to Buyer, Seller has not received written notice from any third party alleging the presence of Hazardous Materials (as defined below) on the Real Property in violation of applicable law that remains uncured. For purposes of this Agreement, “Hazardous Materials”

means any substance regulated as a “hazardous substance” under CERCLA, “hazardous waste” under RCRA, or any equivalent term under any other applicable federal, state or local law.
9.13	Brokers. Other than Shop Companies, Inc. and ParaSell, Inc. (collectively, “Seller’s Broker”), Seller has not engaged any broker, finder or other person entitled to a commission or fee in connection with this transaction. Seller shall be solely responsible for paying Seller’s Broker’s commissions and other fees at Closing pursuant to Seller’s separate agreement with Seller’s Broker.
9.14	Tax Matters. There are no pending tax appeals filed by Seller in connection with the Property, and as of the Effective Date and the Closing Date Seller has not received any written notice of a special tax or assessment to be levied against the Property.
9.15	Seller Deliveries. To Seller’s Knowledge, the information and materials furnished and to be furnished to Buyer, including the Seller Deliveries, are complete.
9.16	Definition of Seller’s Knowledge; Knowledge Update. All references to “Seller’s Knowledge” or words of similar import mean the actual (and not constructive or imputed) knowledge of Prubjeet Khurana or Simran Kaur (collectively, the “Designated Representatives”), who Seller represents and warrants are the individuals having primary responsibility for the Property on behalf of Seller, without any duty of inquiry or investigation, and without personal liability of the Designated Representatives. If, prior to Closing, Seller learns that any representation or warranty made by Seller is or has become inaccurate or untrue in any material respect (a “Knowledge Update”), Seller shall promptly notify Buyer of the Knowledge Update in writing. Seller shall bear no liability of a Knowledge Update (provided that such untruth or inaccuracy is not the result of Seller’s breach of any express covenant set forth in this Agreement), and the representation or warranty shall thereupon be deemed amended to the extent of the Knowledge Update. If any Knowledge Update occurs after the Effective Date that was not caused by a breach of this Agreement by Seller, Buyer’s sole and exclusive remedy shall be either (i) to waive such matter and proceed to Closing without any reduction in the Purchase Price; or (ii) to terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be refunded to Buyer and neither Party shall have any further obligation hereunder other than those that expressly survive termination. If any Knowledge Update occurs after the Effective Date that was caused by a breach of this Agreement by Seller, Buyer shall be entitled to exercise its default remedies set forth in this Agreement.
9.17	Survival, Floor and Cap. The representations and warranties of Seller set forth in this Section 9 shall survive Closing for a period of six (6) months following the Closing Date (the “Survival Period”), and shall thereafter automatically expire and be of no further force or effect, except with respect to claims of which Seller has received specific written notice (specifying in reasonable detail the alleged breach and damages incurred from Buyer) prior to the expiration of the Survival Period, which claims must be the subject of a lawsuit filed in the appropriate court not later than thirty (30) days after the expiration of the Survival Period or shall be deemed waived. Notwithstanding anything to the contrary in this Agreement: (i) Seller shall have no liability to Buyer for any breach of representation or warranty until the aggregate amount of all valid claims exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Floor”), at and after which point Buyer may recover from the first dollar of damages; and (ii) Seller’s aggregate liability for such valid claims (including any claims surviving Closing) shall in no event exceed ten percent

(10%) of the Purchase Price (the “Cap”). Buyer shall not be entitled to seek any consequential, indirect, special, punitive or speculative damages, lost profits or diminution in value, in connection with any claim under this Agreement, all of which are hereby waived. Notwithstanding anything to the contrary set forth herein, other than the limitation of the Survival Period, the foregoing limitations set forth in this Section shall not apply in cases of Seller’s fraud, intentional misrepresentation, or a Bad-Faith Conveyance (defined herein).
9.18	No Reliance on Buyer Knowledge. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for the breach of any representation or warranty to the extent that Buyer had actual knowledge of the breach prior to Closing and nonetheless elected to proceed to Closing. For purposes hereof, Buyer shall be deemed to have actual knowledge of any matter disclosed in any Seller Delivery, any third-party report obtained or commissioned by Buyer, the Tenant Estoppel Certificate delivered to Buyer, the Title Commitment or Survey.
10.Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller, as of the Effective Date and again as of the Closing Date, as follows:
10.1	Buyer is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has full right, power and authority to enter into and perform this Agreement.
10.2	The execution, delivery and performance by Buyer of this Agreement does not conflict with or constitute a default under Buyer’s organizational documents or any material agreement to which Buyer is a party.
10.3	Buyer is not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Office of Foreign Assets Control or (ii) a Person with whom U.S. Persons are prohibited from engaging in transactions under applicable anti-terrorism, anti-money laundering or economic sanctions laws. Buyer has and will use only legitimately derived funds in connection with this transaction.
10.4	Other than Seller’s Broker (which is engaged solely by Seller), Buyer has not engaged any broker, finder or other person entitled to a commission or fee in connection with this transaction.

Buyer’s representations and warranties shall survive Closing for the Survival Period, subject to the same limitations as apply to Seller under Section 9.17 except as to fraud or intentional misrepresentation.

11.	“AS-IS” Sale; Release; Disclaimer
11.1	AS-IS, WHERE-IS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9 OF THIS AGREEMENT AND IN ANY CLOSING DOCUMENT DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, THE “EXPRESS REPRESENTATIONS”), BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE PROPERTY “AS-IS, WHERE-IS, AND WITH ALL FAULTS,” WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO (I) THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, (II) THE

FITNESS, SUITABILITY OR MERCHANTABILITY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (III) THE INCOME OR EXPENSES OF THE PROPERTY, (IV) COMPLIANCE WITH ANY APPLICABLE LAW (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, ZONING LAWS AND THE AMERICANS WITH DISABILITIES ACT), (V) THE STATE OF REPAIR OF THE PROPERTY, OR (VI) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, MATERIAL OR DOCUMENT FURNISHED OR MADE AVAILABLE TO BUYER. ALL IMPLIED WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY EXPRESSLY DISCLAIMED.
11.2	Reliance on Own Investigation. Buyer acknowledges that (i) Buyer is a sophisticated purchaser with experience in acquiring properties similar to the Property, (ii) Buyer has had, or will have prior to expiration of the Due Diligence Period, full opportunity to inspect the Property and review all materials Buyer deems relevant, (iii) Buyer is relying solely on its own investigations and on the Express Representations in deciding to purchase the Property, and (iv) any other information, materials, projections, statements or reports furnished by or on behalf of Seller (including any Offering Memorandum, brochure, broker package or financial projection) are provided as an accommodation only, without representation or warranty, and Buyer is not relying upon any such item.
11.3	Release. Effective following the expiration of the Survival Period, Buyer, on behalf of itself and its successors and assigns, hereby waives, releases and discharges Seller and its affiliates, members, partners, directors, officers, employees, agents and representatives from any and all claims, demands, causes of action, liabilities, damages, losses, costs and expenses, whether known or unknown, arising out of or related to the physical, environmental, structural or legal condition of the Property, including, without limitation, any claims under CERCLA, RCRA or any other federal, state or local environmental law; provided, however, that this release shall not apply to claims based on a breach of an Express Representation (subject to the limitations of Section 9). Following the expiration of the Survival Period, Buyer expressly waives the benefits of any law that would otherwise limit the effect of the foregoing release as to unknown or unsuspected claims. This Section 11.3 shall survive Closing.
12.Tenant Estoppel Certificate
12.1	Estoppel Form; Efforts. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer not later than five (5) Business Days prior to the Closing Date an estoppel certificate from the tenant under the Lease substantially in the form prescribed by the Lease (or, if the Lease does not prescribe a form, in the form attached hereto as Exhibit E) (the “Tenant Estoppel Certificate”). “Commercially reasonable efforts” shall not require Seller to commence litigation, pay any fee to the tenant (unless required under the Lease), or grant any concession under the Lease. The Tenant Estoppel Certificate shall be deemed acceptable to Buyer if (i) it is in the form prescribed by the Lease, (ii) it confirms the basic economic terms of the Lease (commencement date, expiration date, base rent and security deposit, if any), (iii) it does not disclose any material monetary default of the landlord that is not corrected prior to Closing; (iv) it does not disclose any matters that materially conflict with the Lease; and (v) is not thereafter modified in any substantive, adverse manner. If Seller delivers a satisfactory Tenant Estoppel Certificate, the closing condition in Section 7.4 shall be deemed satisfied.
12.2	Failure to Deliver. If Seller, despite commercially reasonable efforts, is unable to deliver a Tenant Estoppel Certificate satisfying Section 12.1 prior to Closing, then Seller shall have the right (but not the obligation), exercisable at its option, to deliver to Buyer a landlord estoppel substantially in the form of Exhibit E attached hereto, certified by Seller (a “Seller Estoppel”), covering only the matters required under Section 12.1. Statements made by Seller in a Seller Estoppel shall be deemed Express Representations subject to the limitations of Section 9.17, provided that the survival period for any Seller Estoppel shall expire on the earlier of the date Buyer receives a Tenant Estoppel Certificate from the applicable tenant covering the same matters. If despite commercially reasonable efforts Seller fails to deliver a satisfactory Tenant Estoppel Certificate, and notwithstanding Seller’s alternative delivery of a Seller Estoppel as set forth above, then Seller will not be deemed in default hereunder, and Buyer may, at Buyer’s election: (i) waive such condition and consummate the transaction contemplated hereby, (ii) extend the Closing as provided in Section 7 to give Seller more time to deliver the Tenant Estoppel Certificate, or (iii) following an extension pursuant to subpart (ii) above, terminate this Agreement, whereupon the Title Company will return the Earnest Money to Buyer, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
12.3	REA/OEA Estoppels. Seller shall use commercially reasonable efforts to obtain estoppel certificates from the parties to any reciprocal easement agreement or operation and easement agreement affecting the Real Property, in customary form (each an “REA Estoppel Certificate”). The receipt of such estoppels shall not be a condition to Buyer’s obligation to close.
13.Closing Deliveries
13.1	Seller Deliveries at Closing. At Closing, Seller shall deliver, or cause to be delivered, the following:
(a)	a Special Warranty Deed (the “Deed”), duly executed and acknowledged by Seller, conveying the Real Property to Buyer subject only to the Permitted Encumbrances, in the form attached as Exhibit H;
(b)	at Buyer’s election, a non-warranty deed duly executed and acknowledged by Seller, conveying the Real Property to Buyer with a legal description drawn from the Survey;
(c)	an Assignment and Assumption of Lease, in the form attached as Exhibit F;
(d)	a Bill of Sale, conveying the Personal Property (if any) and Intangible Property, without representation or warranty except as to title, in the form attached as Exhibit D;
(e)	a non-foreign person affidavit under Section 1445 of the Internal Revenue Code;
(f)	an certificate reaffirming all of Seller’s representations and warranties made herein, effective as of the Closing Date;

(g)	the Tenant Estoppel Certificate to the extent required under Section 12;
(h)	a notice to the tenant under the Lease advising of the change in ownership and directing future rent payments to Buyer, in the form attached as Exhibit G;
(i)	a customary owner’s/seller’s affidavit reasonably requested by the Title Company to delete the so-called “standard exceptions” from the Title Policy, in the form typically used by the Title Company;
(j)	evidence of Seller’s authority and good standing reasonably requested by the Title Company;
(k)	a settlement statement consistent with this Agreement; and
(l)	such other documents as are reasonably required by the Title Company or as are customary for transactions of this nature and consistent with this Agreement.
13.2	Buyer Deliveries at Closing. At Closing, Buyer shall deliver, or cause to be delivered, (i) the Purchase Price (less the Earnest Money and as adjusted for prorations), (ii) counterparts of each of the documents described in Section 13.1 which by their nature require Buyer’s signature, (iii) evidence of Buyer’s authority reasonably requested by the Title Company, and (iv) such other documents as are reasonably required by the Title Company.
14.Closing Costs.  Closing costs shall be allocated between the Parties in accordance with the customary practice in Johnson County, Kansas. Without limiting the foregoing:
14.1	Seller Costs. Seller shall pay (i) search and exam fees charged by the Title Company, (ii) the premium for the standard owner’s coverage portion of the Title Policy, (iii) any state, county or municipal real estate transfer taxes, and recording fees for any releases or satisfactions of mortgages or other liens for which Seller is obligated or agrees to remove, (iv) one-half (1/2) of the Escrow Agent’s closing fee, (v) the brokerage commission payable under Section 15, and (vi) Seller’s own attorneys’ fees.
14.2	Buyer Costs. Buyer shall pay (i) the cost of any endorsements to the Title Policy and any lender’s policy of title insurance which Buyer elects to purchase, (ii) recording fees for the Deed and any loan documents, (iii) all costs of Buyer’s inspections, financing (if any) and due diligence, (iv) one-half (1/2) of the Escrow Agent’s closing fee, and (v) Buyer’s own attorneys’ fees.
14.3	Other Costs. All other costs and expenses shall be allocated in accordance with the customary practice in Johnson County, Kansas.
15.Brokers.  Seller shall pay to Seller’s Broker, at Closing a brokerage commission pursuant to a separate written agreement between Seller and Seller’s Broker. Seller and Buyer each represent and warrant to the other that, other than Seller’s Broker, no broker, finder or similar party has been engaged by the representing Party in connection with this Agreement. Each Party shall indemnify and hold the other harmless from and against any claim by any broker, finder or similar party claiming through the indemnifying Party in breach of the foregoing representation. This Section 15 shall survive Closing and any termination of this Agreement, and, notwithstanding anything to the contrary set forth herein, shall not be subject to the limitations set forth in Section 9.17 herein.
16.Risk of Loss and Condemnation
16.1	Casualty. If, prior to Closing, the Real Property suffers damage by fire or other casualty, Seller shall promptly notify Buyer. If the cost to repair or restore the damage exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00) (a “Material Casualty”), as reasonably estimated by an independent licensed engineer or contractor approved by Seller and Buyer, or if the tenant under the Lease has the right to terminate the Lease as a result of the casualty and has elected to do so, then Buyer may terminate this Agreement by delivering written notice to Seller within ten (10) Business Days following the date Seller delivers notice of the casualty (and the Closing Date shall be extended as reasonably necessary to permit the foregoing), in which event the Earnest Money shall be refunded to Buyer and neither Party shall have any further obligation hereunder other than those that expressly survive termination. If Buyer does not so terminate, or if the casualty is not a Material Casualty, the transaction shall close as scheduled without reduction in the Purchase Price, and at Closing Seller shall (i) assign to Buyer all insurance proceeds payable on account of the casualty (less amounts actually expended by Seller in stabilizing the Property and complying with the Lease), and (ii) credit Buyer with the amount of any deductible under Seller’s policy.
16.2	Condemnation. If, prior to Closing, all or a material portion of the Real Property is taken or threatened to be taken by eminent domain (a “Material Taking”), or if the tenant has the right to terminate the Lease as a result of the taking and has elected to do so, then Buyer may terminate this Agreement by delivering written notice to Seller within ten (10) Business Days following the date Seller delivers notice of the taking, with the same effect as termination under Section 16.1. For purposes of this Agreement, a “Material Taking” means a taking that (i) materially impacts access to or parking on the Real Property, or otherwise causes the Property to be nonconforming under local zoning regulations and ordinances; (ii) reduces the rentable square footage of the building; or (iii) gives the tenant under the Lease a right of termination or rent abatement. If Buyer does not terminate, the transaction shall close as scheduled, and at Closing Seller shall assign to Buyer all condemnation proceeds payable on account of the taking.
17.Default and Remedies
17.1	Buyer Default — Liquidated Damages. If Buyer fails to consummate the purchase of the Property in accordance with this Agreement, or otherwise defaults in any material respect under this Agreement, and such default is not cured within ten (10) Business Days after written notice from Seller (provided no notice or cure period shall apply to Buyer’s failure to close on the Closing Date if all of Buyer’s closing conditions are satisfied), Seller, as its sole and exclusive remedy at law and in equity, may terminate this Agreement by written notice to Buyer and retain the Earnest Money as liquidated damages. THE PARTIES AGREE THAT SELLER’S ACTUAL DAMAGES WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN AND THAT THE EARNEST MONEY REPRESENTS A REASONABLE ESTIMATE OF SUCH DAMAGES. THE FOREGOING LIQUIDATED DAMAGES SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER ATTORNEYS’ FEES UNDER SECTION 22.10 OR TO ENFORCE ANY

OBLIGATION OF BUYER THAT EXPRESSLY SURVIVES TERMINATION (INCLUDING WITHOUT LIMITATION THE INSPECTION INDEMNITY UNDER SECTION 4.3 AND BUYER’S CONFIDENTIALITY OBLIGATIONS).
17.2	Seller Default — Buyer’s Exclusive Remedies. If Seller defaults in any material respect under this Agreement and such default is not cured within ten (10) Business Days after written notice from Buyer (provided no notice or cure period shall apply to Seller’s failure to close on the Closing Date if all of Seller’s closing conditions are satisfied), then Buyer’s sole and exclusive remedies shall be, at Buyer’s election, either: (i) to terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be refunded to Buyer, and Seller shall upon demand reimburse Buyer for up to fifteen thousand dollars ($15,000) in Buyer’s actual costs and expenses incurred by Buyer in connection with the negotiation and execution of this Agreement and Buyer’s due diligence inspections of the Real Property (including but not limited to reasonable attorney’s fees and expenses actually incurred with respect to each), and which reimbursement obligation shall survive termination of this Agreement; or (ii) to bring an action for specific performance, provided that any such action must be filed and served on Seller within sixty (60) days after the scheduled Closing Date, failing which Buyer shall be deemed to have elected remedy (i) and to have waived its right to specific performance. Notwithstanding the foregoing, if the remedy of specific performance is not available to Buyer as a result of Seller’s bad faith action, Buyer shall be entitled to pursue any remedy available to it at law and equity against Seller. The limitations of this Section 17.2 shall not apply to (a) Seller’s post-Closing obligations for breach of an Express Representation (which are governed by Section 9.12), or (b) Seller’s obligations that expressly survive termination of this Agreement.
18.Operation Pending Closing.  Between the Effective Date and the Closing Date, Seller shall (i) maintain the Real Property in substantially the same condition as exists on the Effective Date, ordinary wear and tear, casualty and condemnation excepted, (ii) operate the Real Property in the ordinary course of business consistent with past practice, (iii) maintain in effect all of Seller’s existing property insurance, (iv) not enter into any new lease or amendment, termination, renewal or modification of the Lease, in each case without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period and which may be withheld in Buyer’s sole discretion thereafter), (v) not enter into any new service contract or other agreement affecting the Real Property that will be binding upon Buyer after Closing without Buyer’s prior written consent; (vi) not voluntarily grant any lien or cause any instrument to be recorded that would further encumber the Property in any manner; (vii) notify Buyer in writing immediately if any representation or warranty becomes untrue or misleading in light of information obtained by Seller after the Effective Date, in accordance with Section 9.17 herein; and (viii) give prompt written notice to Buyer of any litigation, arbitration or administrative proceeding concerning or affecting the Real Property, together with copies of all relevant documents.; and (ix) comply with all requirements of all laws, orders, rulings, ordinances, rules, orders and regulations of any governmental authority having jurisdiction over Seller or the Real Property.  Nothing in this Section 18 shall obligate Seller to make any capital improvements or repairs that are the tenant’s responsibility under the Lease.
19.Confidentiality.  Each Party shall keep confidential the terms of this Agreement and all non-public information regarding the Property delivered to it by the other Party (the “Confidential Information”), and shall not disclose the same to any third party except (i) to its investors, lenders, attorneys, accountants, consultants, employees and other advisors who need to know such information and who are advised of the confidential nature thereof, (ii) as required by applicable law, regulation, subpoena or order of a court of competent jurisdiction, (iii) as required to enforce this Agreement, and (iv) to the extent that the disclosing Party can demonstrate that such information was publicly available through no breach of this Section 19. Notwithstanding the foregoing, Buyer (if a publicly traded company or affiliated with one) may make such public disclosures as Buyer reasonably determines are required by applicable securities laws or stock exchange rules, provided that Buyer shall use reasonable efforts to consult with Seller prior to any such disclosure that names Seller. This Section 19 shall survive Closing or any termination of this Agreement for a period of one (1) year (and indefinitely as to non-public information regarding the Lease and tenant financials).

20.Section 1031 Exchanges
20.1	Buyer’s 1031. Seller acknowledges that Buyer may complete its purchase of the Property as part of a like-kind exchange under Section 1031 of the Internal Revenue Code. Seller agrees to reasonably cooperate with Buyer in connection therewith, including by acknowledging in writing the assignment of Buyer’s rights under this Agreement to a qualified intermediary; provided that (i) Seller shall not be required to take title to any other property or to incur any cost, liability or expense in connection with such exchange, (ii) Buyer shall remain primarily liable under this Agreement notwithstanding any such assignment, (iii) any such exchange shall not delay Closing, and (iv) Buyer shall indemnify and hold Seller harmless from and against any claims, liabilities or costs arising out of Seller’s cooperation with such exchange.
20.2	Seller’s 1031. Buyer acknowledges that Seller may complete its sale of the Property as part of a like-kind exchange under Section 1031 of the Internal Revenue Code. Buyer agrees to reasonably cooperate with Seller in connection therewith, including by acknowledging in writing the assignment of Seller’s rights under this Agreement to a qualified intermediary; provided that (i) Buyer shall not be required to take title to any other property or to incur any cost, liability or expense (other than de minimis administrative costs) in connection with such exchange, (ii) Seller shall remain primarily liable under this Agreement notwithstanding any such assignment, and (iii) such exchange shall not delay Closing except as expressly permitted under Section 3.2.
21.Notices.  All notices required or permitted under this Agreement shall be in writing and shall be delivered (i) by United States certified mail, return receipt requested; (ii) by nationally recognized overnight courier (e.g., FedEx or UPS); or (iii) by email, in each case to the address set forth below (or to such other address as the Party may have specified by notice given in accordance with this Section). Notices shall be deemed delivered upon receipt (or refusal of receipt). Notices given by email shall be deemed delivered on the date of sending if sent before 5:00 p.m. (Central Time) on a Business Day (and otherwise on the next Business Day), provided that a confirmation copy of any email notice is concurrently sent by overnight courier, and the sender does not receive notification that the email failed to be delivered or was “kicked-back” by the applicable email system(s).

If to Seller:14939 METCALF AVE., LLC

Attn: Prubjeet Khurana

2646 Dupont Drive, Suite 60 #341,

Irvine, CA 92612-7651

E-Mail: Prubsingh@gmail.com

With a copy to:

Avisen Legal PA

Attn: Creig Andreasen

901 Marquette Avenue, Suite 1675

Minneapolis, MN 55402

E-Mail: Creig@Avisenlegal.com

If to Buyer:Medalist Diversified, Inc.

Attn: C. Brent Winn, Jr., Chief Financial Officer

P.O. Box 8436

Richmond, VA 23226

Email: bwinn@medalistdst.com

With a copy to:

Maynard Nexsen PC

4141 Parklake Ave., Suite 200

Raleigh, NC 27612

Attn: Alex Serkes

Email: ASerkes@maynardnexsen.com

22.Miscellaneous
22.1	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to its conflict-of-laws principles. The Parties consent to the exclusive jurisdiction of the state and federal courts located in Johnson County, Kansas for any action arising out of or relating to this Agreement.
22.2	Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS AGREEMENT.
22.3	Assignment. Buyer may not assign this Agreement or any of its rights or obligations hereunder without Seller’s prior written consent, which Seller may withhold in its sole and absolute discretion; provided, however, that Buyer may assign this Agreement, without Seller’s consent, to (i) a qualified intermediary in connection with Buyer’s Section 1031 exchange pursuant to Section 20.1, or (ii) an entity that is wholly owned, directly or indirectly, by Buyer or by the same parent of Buyer (an “Affiliate”), upon written notice to Seller delivered at least five (5) Business Days prior to Closing. No assignment (whether or not consented to) shall release Buyer from its obligations under this Agreement, and the original Buyer named herein shall remain primarily liable for all obligations hereunder. Any assignee shall execute and deliver to Seller a written assumption of all of Buyer’s obligations under this Agreement. Seller may not assign this Agreement without Buyer’s prior written consent, except in connection with Seller’s 1031 exchange pursuant to Section 20.2.
22.4	Successors and Assigns. Subject to Section 22.3, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
22.5	Entire Agreement; Merger. This Agreement (together with all exhibits hereto and any subsequent written amendment) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including without limitation the Letter of Intent dated May 11, 2026, between Seller (through Seller’s Broker) and Buyer. No representation or warranty has been made or relied upon by either Party except as expressly set forth in this Agreement.
22.6	Amendments. No amendment or modification of this Agreement shall be effective unless in writing and signed by both Parties.
22.7	Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts (each of which shall constitute an original) and may be delivered by electronic mail (in .pdf format) or via electronic signature platform (e.g., DocuSign), each of which shall constitute one and the same agreement.
22.8	Construction. Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement. The Parties agree that this Agreement has been jointly drafted and shall not be construed against either Party as drafter.
22.9	Severability. If any provision of this Agreement is held to be unenforceable, the remaining provisions shall remain in full force and effect to the maximum extent permitted by law.
22.10	Attorneys’ Fees. In any action or proceeding arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable attorneys’ fees and costs incurred in connection therewith.
22.11	Business Days. A “Business Day” means any day other than a Saturday, Sunday or day on which national banks in the State of Kansas are required or authorized to be closed. If any date for performance of an obligation hereunder falls on a day other than a Business Day, the date for performance shall be the next succeeding Business Day.
22.12	No Recording. Neither Party shall record this Agreement (or any memorandum or notice thereof) in the public records, and any such recording shall be a material default by the recording Party.
22.13	No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the Parties (and their permitted successors and assigns) any rights or remedies hereunder.

22.14	Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party, and no waiver shall be deemed a continuing waiver of any other provision.
22.15	Limitation of Liability. No member, manager, partner, shareholder, director, officer, employee, agent or representative of either Party shall have any personal liability under this Agreement, and the recourse of each Party shall be limited to the assets of the other Party.
22.16	Survival. Provisions of this Agreement that, by their nature, are intended to survive Closing or termination shall so survive in accordance with their terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER: 14939 METCALF AVE., LLC, a Texas limited liability company By: /s/ Prubjeet Khurana Name: Prubjeet Khurana Title: Manager By: /s/ Simran Sahny Name: Simran Sahny Title: Manager ____________	BUYER: MEDALIST DIVERSIFIED, INC. a Maryland corporation By: /s/ C. Brent Winn, Jr. Name: C. Brent Winn, Jr. Title: Chief Financial Officer

EXHIBIT A

Legal Description

THAT PORTION OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 5, TOWNSHIP 14, RANGE 25 IN OVERLAND PARK, JOHNSON COUNTY, KANSAS DESCRIBED AS FOLLOWS: BEGINNING 20 RODS NORTH OF THE NORTHWEST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 5, RUNNING THENCE EAST 80 RODS TO THE EAST LINE OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 5, THENCE NORTH 18 RODS, THENCE WEST 80 RODS, THENCE SOUTH 18 RODS TO THE PLACE OF BEGINNING, THE SAME BEING LOT NO. 6 OF COUNTY CLERKS SUBDIVISION OF 39.78 ACRES IN THE SOUTHWEST QUARTER OF SAID SECTION FIVE IN JOHNSON COUNTY, KANSAS, EXCEPTING THEREFROM THE TWO FOLLOWING DESCRIBED TRACTS: TRACT NO. 1, BEGINNING AT A POINT WHICH IS 38 RODS NORTH OF THE NORTHWEST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 5, THENCE SOUTH 60 FEET, THENCE EAST 298 FEET, THENCE NORTH 60 FEET, THENCE WEST 298 FEET TO POINT OF BEGINNING. TRACT NO. 2, BEGINNING 20 RODS NORTH OF THE NORTHWEST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SOUTHWEST QUARTER OF SAID SECTION 5, THENCE EAST 430 FEET, THENCE FEET, THENCE NORTH 62 FEET; THENCE WEST 430 FEET TO A POINT 64 FEET NORTH OF THE POINT OF BEGINNING, THENCE SOUTH TO THE POINT OF BEGINNING.

AND FURTHER EXCEPT

ALL OF LOT 6, COUNTY CLERK'S SUBDIVISION OF PART OF THE SOUTHWEST 1/4 OF SECTION 5, TOWNSHIP 14 SOUTH, RANGE 5 EAST, EXCEPT THE WEST 430 FEET THEREOF, SAID EXCEPTIONS AS MEASURED TO THE WEST LINE OF SAID SECTION 5, ALL MEASUREMENTS MADE FROM THE CENTER OF THE PUBLIC ROAD, AND EXCEPT ANY PART THEREOF IN STREETS, ROADS OR HIGHWAYS.

AND FURTHER EXCEPT THE EAST 132 FEET OF WEST 430 FEET OF THE NORTH 60 FEET OF LOT 6, COUNTY CLERK'S SUBDIVISION OF PART OF THE SOUTHWEST QUARTER OF SECTION 5, TOWNSHIP 14 SOUTH, RANGE 25 EAST, JOHNSON COUNTY, KANSAS.

AND FURTHER EXCEPT ANY PART TAKEN, USED OR DEDICATED FOR ROADS OR PUBLIC RIGHTS OF WAY.

EXHIBIT B

Seller Deliveries

To the extent the same are in Seller’s actual possession Seller shall make available to Buyer copies of the following:

1.	A true and correct copy of the Lease, including all amendments and guarantees.
2.	Any environmental reports.
3.	Site plans and any surveys of the Property.
4.	Comprehensive contact list of all tenant representatives; the contact list shall include name, title, email, phone, and address.
5.	Current Accounts Receivable and Delinquency Reports for the last 2 years.
6.	Tenant Deposits held by Landlord.
7.	All available tenant sales reports, financial statements and other relevant financial information in possession of Seller concerning performance of tenant's business operations at location.
8.	Copies of any bills and/or notices pertaining to any real estate taxes or personal property taxes applicable to the Property for the current year and the preceding three years.
9.	Copies of Certificate of Insurance for all hazard, rent loss, liability and other insurance policies currently in force with respect to the Property.
10.	Copies of all written 3rd party reports, any documents and/or data regarding soil conditions, ground water wetlands, underground storage tanks, environmental subsurface conditions and/or other environmental or physical conditions relating to the Property in Seller's possession or control.
11.	Copies of all engineering and architectural plans, specifications, drawings, studies and surveys relating to the Property, in Seller's possession or control, and copies of all records pertaining to the repair, replacement and maintenance of the mechanical systems at the Property, the roof, and the structural components of the Property.
12.	Copies of the Seller's most recent owner's title policy issued in connection with the Property and the most recent survey of the Property.
13.	Form of rental payment by tenant (ACH or check).

EXHIBIT C

Lease Schedule

The Lease Agreement by and between Seller (or its predecessor in interest), as landlord, and Caliber Holdings, LLC d/b/a Caliber Collision, as tenant, dated August 5, 2021,amended on December 1, 2022, and guaranteed by Wand Newco 3, Inc., a Delaware corporation (collectively the “Lease”).

EXHIBIT D

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), is made as of _________, 2026 by 14939 METCALF AVE., LLC, a Texas limited liability company (“Seller”), in favor of    , a     (as successor-in-interest to Medalist Diversified, Inc., a Maryland corporation) (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement, dated as of   , 2026 (the “Agreement”). Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Buyer all of Seller’s right, title and interest in and to the Intangible Property and Personal Property without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Agreement.

EXCEPT AS SET FORTH HEREIN, WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

TO HAVE AND TO HOLD the aforesaid Personal Property and Intangible Property and all privileges, rights and interests thereto belonging to the Seller in fee simple.

And the Seller covenants with the Buyer, that Seller has done nothing to impair such title as Seller received, and Seller will warrant and defend the title against the lawful claims of all persons claiming by, under or through Seller, but no others.

This Bill of Sale shall be binding upon and inure to the benefit of the successors and permitted assigns of Buyer and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Kansas.

[EXHIBIT ONLY – SIGNATURE PAGE INTENTIONALLY OMITTED]

EXHIBIT E

Form of Tenant Estoppel Certificate

To: [Insert Addressee's name & address] (“Buyer”)

Premises:

Lease Agreement ( as amended, the "Lease") dated ______, 2021, between CROSS DEVELOPMENT CC OVERLAND PARK, LLC, a Texas limited liability company as assigned to 14939 METCALF AVE., LLC ("Landlord"), and CALIBER HOLDINGS LLC, a Delaware limited liability company ("Tenant"), covering certain premises located in Johnson County, Kansas, more particularly described in the Lease (the "Leased Premises").

THIS IS TO CERTIFY THAT THE FOLLOWING IS TRUE AND CORRECT:

1. That the undersigned is the tenant under the Lease and the Lease supersedes, in all respects, all prior written or oral agreements between Landlord and Tenant with respect to the Leased Premises and there are no agreements, understandings, warranties, or representations between Landlord and Tenant with respect to the Lease or the Leased Premises except as expressly set forth in the Lease.

2. That the Lease (including all amendments thereto, if any) attached hereto as Exhibit A is in full force and effect and has not been modified (except as set forth following this sentence).  __________________

3. The fixed minimum rent presently being paid by Tenant is $___ per square foot, or $______ per month and has been paid through ____, 2026.  Tenant has not prepaid Minimum Rent or any of the additional charges payable by Tenant (“Additional Rent”), except $___.  The amount of the security deposit is $____.  Tenant commenced payment of Minimum Rent and Additional Rent under the Lease on MM/DD/YYYY.

4. As of the date of this Tenant Estoppel Certificate, (i) to Tenant’s knowledge, Landlord is not in default under any of the terms, conditions or covenants of the Lease to be performed or complied with by Landlord, and no event has occurred and no circumstance exists which, with the passage of time or the giving of notice by Tenant, or both, would constitute such a default, (ii) Tenant is not in default under any of the terms, conditions or covenants of the Lease to be performed or complied with by Tenant, and no event has occurred and no circumstance exists which, with the passage of time or the giving of notice by Landlord, or both, would constitute such a default, and (iii) to Tenant’s knowledge, Tenant has no existing defenses, offsets or credits against the payment of Rent and other sums due or to become due under the Lease or against the performance of any other of Tenant’s obligations under the Lease or any claims against the Landlord.

5. That Tenant's interest in the Lease and the Leased Premises demised therein, or any part thereof, has not been sublet, transferred or assigned.

6. That Tenant has not filed, and is not currently the subject of any filing, voluntary or involuntary, for bankruptcy or reorganization under any applicable bankruptcy or creditors' rights laws.

7. That Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Leased Premises or the Lease or of the rents provided for therein.

8.  The Commencement Date for the Lease occurred on MM/DD/YYYY, and the Lease terminates on MM/DD/YYYY, subject to the following Tenant renewal options and/or early termination rights, if any: __________________

9.  All work to be performed for Tenant under the Lease has been performed and completed as required by the Lease and has been accepted by Tenant, and Tenant is currently occupying the Premises.  Tenant does not have any unused improvement allowance, except ______.  There is no free rent and no other funds owed to Tenant under the Lease, except ______.

10.  Tenant has no option or right of first refusal to purchase the Leased Premises.

The statements contained herein may be relied upon by the Landlord, the Buyer, and the Buyer’s lender.  If a blank in this document is not filled in, the blank will be deemed to read “none”.  Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Lease.  If Tenant is a corporation or other entity, the undersigned signatory is duly appointed officer or other signatory and has the authority to bind the Tenant.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASE

ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) made as of the ____ day of __________, 2026 by and between 14939 METCALF AVE., LLC, a Texas limited liability company (“Assignor”), and [____________________], a [________________] (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement, dated May ___, 2026 (“Contract”) covering the Premises (as hereinafter defined); and

WHEREAS, Assignor has simultaneously herewith conveyed to the Assignee all of Assignor’s right, title and interest in and to the premises commonly known as Caliber Collision located at 14939 Metcalf Ave., Overland Park, KS (the “Premises”), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to that certain lease described on the schedule attached as Exhibit “A” hereto and the guaranties and other documents related thereto, if any (the “Lease”).

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Assignor hereby assigns unto Assignee, all of the right, title and interest of Assignor in and to the Lease;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof, subject to the terms, covenants and conditions of the Lease.

2.Assignee assumes the performance of all of the obligations of Assignor arising or accruing under the Lease from and after the date hereof.  Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”) arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to the Lease on or after the date hereof, including, without limitation, any failure by Assignee to comply with any applicable law from and after the date hereof with respect to the security deposit under the Lease transferred to Assignee on the date hereof.

3.Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all Claims arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to the Lease prior to the date hereof, including, without limitation, any failure by Assignor to comply with any applicable laws prior to the date hereof with respect to the security deposit under the Lease transferred to Assignee on the date hereof.  Additionally, Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all Claims arising out of or related to (i) any failure by Assignor to reasonably cooperate with Assignee and/or tenant in connection with an audit by tenant pursuant to its Lease, and/or (ii) any claim for a refund, credit or other reimbursement as a result of such audit.

4.This Assignment shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

5. This Assignment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Assignment.

[signature page to follow]

EXHIBIT G

TENANT NOTICE LETTER

_____________, 2026

_________________

_________________

_________________

TO:Tenant of 14939 Metcalf Avenue, Overland Park, KS (the “Property”)

RE:Notification Regarding Change of Ownership

This letter is to notify you as a Tenant at the referenced Property, that the Property has been sold by 14939 METCALF AVE., LLC (“Seller”), to _______________________ (“Buyer”). As of the date hereof, your Lease has been assigned by Seller to Buyer. From the date of this letter, any and all unpaid rent as well as all future rent, or any other amounts due under the terms of your Lease, shall be paid to Buyer. You will receive a separate notice from Buyer setting forth instructions regarding (i) where all future rent payments under the lease shall be made, and (ii) where all formal communications and inquiries in connection with the lease should be directed.

As part of the sale, all refundable tenant deposits, if any, actually held by Seller with respect to the Property have been transferred to, and Seller’s obligations with respect to such deposits have been assumed by, Buyer as of the date of this letter. Any and all payments of rent (or other sums due under your Lease) hereafter paid to any party other than Buyer shall not relieve you of the obligation of making said payment to Buyer.

SELLER:

14939 METCALF AVE., LLC

a Texas limited liability company

By: ____________________________

Name: __________________________

Title: ___________________________

[Signatures Continue on the Following Page]

BUYER:

______________________________,

______________________________

By: ____________________________

Name: __________________________

Title: ___________________________

EXHIBIT H

FORM OF THE DEED

____________________________________________________________________________

(Above space is reserved for Recorder of Deeds)

SPECIAL WARRANTY DEED

THIS DEED is made as of ________, 2026, by 14939 METCALF AVE., LLC, a Texas limited liability company, as grantor (“Grantor”), in favor of ________________, a ______________ having a mailing address of ____________________, as grantee (“Grantee”).

WITNESSETH, that Grantor, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to Grantor duly paid, the receipt and sufficiency of which is hereby acknowledged, does by these presents BARGAIN, SELL, CONVEY and CONFIRM unto Grantee and Grantee’s successors and assigns, the real estate situated in the County of Johnson, State of Kansas, more particularly described on Exhibit A attached hereto and incorporated herein, together with the improvements located thereon (collectively, the “Property”).

This conveyance is made and accepted subject to those exceptions listed on Exhibit B attached hereto and incorporated herein.

TO HAVE AND TO HOLD the Property with all and singular tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining, the reversions, remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim and demand whatsoever of the Grantor, either in law or equity, of, in and to the Property, with the hereditaments and appurtenances, unto Grantee and Grantee’s successors and assigns forever. Grantor hereby covenanting that Grantor is lawfully seized of an indefeasible estate in fee in the Property, the Property is free and clear from any encumbrance done or suffered by Grantor except as set forth above, and that Grantor will WARRANT AND DEFEND the title to the Property unto Grantee and Grantee’s successors and assigns forever against the lawful claims and demands of all persons claiming or to claim the same by, through or under Grantor, but none other, and except as set forth above.

[SIGNATURE AND ACKNOWLEDGEMENT ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Grantor has executed and delivered this Special Warranty Deed effective as of the date and year first written above.

GRANTOR:

14939 METCALF AVE., LLC,

a Texas limited liability company

By:

Name:

Title:

ACKNOWLEDGEMENT

STATE OF    )

) SS

COUNTY OF    )

On this ___ day of _________________ 2026, before me, the undersigned, a Notary Public in and for said county and state, personally appeared _______________, to me personally known, who being by me duly sworn, did say that she/he is the _______________ of 14939 METCALF AVE., LLC, a Texas limited liability company, and that the within instrument was signed on behalf of said company as the free act and deed of such company.

WITNESS my hand and official seal in the County and State aforesaid, the day and year last above written.

Notary Public Signature

(Seal)

Printed or Typed Name

My Commission Expires:

Exhibit A

Legal Description

THAT PORTION OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 5, TOWNSHIP 14, RANGE 25 IN OVERLAND PARK, JOHNSON COUNTY, KANSAS DESCRIBED AS FOLLOWS:

BEGINNING 20 RODS NORTH OF THE NORTHWEST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 5, RUNNING THENCE EAST 80 RODS TO THE EAST LINE OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 5, THENCE NORTH 18 RODS, THENCE WEST 80 RODS, THENCE SOUTH 18 RODS TO THE PLACE OF BEGINNING, THE SAME BEING LOT NO. 6 OF COUNTY CLERKS SUBDIVISION OF 39.78 ACRES IN THE SOUTHWEST QUARTER OF SAID SECTION FIVE IN JOHNSON COUNTY, KANSAS, EXCEPTING THEREFROM THE TWO FOLLOWING DESCRIBED TRACTS: TRACT NO. 1, BEGINNING AT A POINT WHICH IS 38 RODS NORTH OF THE NORTHWEST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 5, THENCE SOUTH 60 FEET, THENCE EAST 298 FEET, THENCE NORTH 60 FEET, THENCE WEST 298 FEET TO POINT OF BEGINNING. TRACT NO. 2, BEGINNING 20 RODS NORTH OF THE NORTHWEST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SOUTHWEST QUARTER OF SAID SECTION 5, THENCE EAST 430 FEET, THENCE FEET, THENCE NORTH 62 FEET; THENCE WEST 430 FEET TO A POINT 64 FEET NORTH OF THE POINT OF BEGINNING, THENCE SOUTH TO THE POINT OF BEGINNING.

AND FURTHER EXCEPT ALL OF LOT 6, COUNTY CLERK'S SUBDIVISION OF PART OF THE SOUTHWEST 1/4 OF SECTION 5, TOWNSHIP 14 SOUTH, RANGE 5 EAST, EXCEPT THE WEST 430 FEET THEREOF, SAID EXCEPTIONS AS MEASURED TO THE WEST LINE OF SAID SECTION 5, ALL MEASUREMENTS MADE FROM THE CENTER OF THE PUBLIC ROAD, AND EXCEPT ANY PART THEREOF IN STREETS, ROADS OR HIGHWAYS.

AND FURTHER EXCEPT THE EAST 132 FEET OF WEST 430 FEET OF THE NORTH 60 FEET OF LOT 6, COUNTY CLERK'S SUBDIVISION OF PART OF THE SOUTHWEST QUARTER OF SECTION 5, TOWNSHIP 14 SOUTH, RANGE 25 EAST, JOHNSON COUNTY, KANSAS.

AND FURTHER EXCEPT ANY PART TAKEN, USED OR DEDICATED FOR ROADS OR PUBLIC RIGHTS OF WAY.

Exhibit B

Permitted Exceptions

1.	The lien of the general taxes and assessments for the year 2026 and thereafter, none now due and payable.
2.	Matters disclosed on that certain ALTA/NSPS survey prepared by Blew & Associates, P.A. dated July 20, 2022.
3.	Plat recorded in Plat Book 4, Page 40.
4.	Grant of Right of Way granted to The Kansas Power and Light Company filed in Book 2563, Page 540.
5.	Right of Way Grant to Consolidated Main Sewer District of Johnson County filed in Book 7279, Page 240.
6.	Deed of Dedication granted to the City of Overland Park filed in Book 7578, Page 841.
7.	An unrecorded lease with certain terms, covenants, conditions and provisions set forth therein as disclosed by the document:

Entitled: Memorandum of Lease

Lessor: Cross Development CC Overland Park, LLC

Lessee: Caliber Holdings LLC

Recording Date: February 7, 2022

Recording No: Book 202202, Page 002112.

8.	Terms and provisions of Covenant to Maintain Private Parking Facilities filed July 29, 2022 in Book 202207, Page 007934.